POST-EFFECTIVE AMENDMENT NO. 11
                          TO FORM S-8
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Net Lnnx, Inc.
     (Exact name of registrant as specified in its charter)

         Pennsylvania                              23-1726390
(State or other jurisdiction of               (I. R. S. Employer
incorporation or organization)                Identification No.)

324 Datura Street, Suite 200 West Palm Beach, Florida     33401
(Address of Principal Executive Offices)               (Zip Code)

                  Net Lnnx, Inc. 1996 Stock Plan
                    (Full title of the plan)

                      Ronald W. Hayes, Jr.
    324 Datura Street, Suite 200, West Palm Beach, FL 33401
            (Name and address of agent for service)

                         (561) 659-1196
 (Telephone number, including area code, of agent for service)


                      Calculation of Registration Fee

                                      Proposed(l)     Proposed(l)
Title of Securities   Amount to       maximum         maximum       Amount of
to be registered      be registered   offering price  aggregate     registration
                                      per unit        offering      fee
                                                      price
   Common Stock       36,341 shs.     $0.3125         $11,357       $3.14
   (No par value)


     The registrant hereby files this Post Effective Amendment No.11 to the Registration Statement(i) to remove from registration 19,800 unsold shares of common stock registered pursuant to Post Effective Amendment No. 10 to the Registration statement filed with the Securities and Exchange Commission on September 14, 1998; and (ii) as a "reoffer prospectus" to effectuate the resale of 36,341 shares of "control securities", as that term is defined under Rule 405 of the Securities Act of 1933, as amended (the "Act"), pursuant to the General Instructions to this S-8 Registration Statement. These securities are offered on a best efforts basis with no minimum purchase requirement. The proceeds from this offering shall be deposited directly into the account of the selling securities holders. No proceeds shall be placed in escrow or trust. This offering shall terminate on March 31, 1999. See "Risk Factors", herein.
_________________

  (1) Based upon the averaged bid and ask price of $0.3125 per share as of January 19, 1999.

Registrant Information

     All references herein to "Net Lnnx" or the "Corporation" mean Net Lnnx, Inc., unless otherwise indicated by the context.

     Net Lnnx, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports and other information may be inspected and copied at the Public Reference Room of the Commission, 450 5th Street, N.W., Room 1024, Washington, DC 20549, and at the Commission's regional offices in New York (26 Federal Plaza, New York, New York 10007), Chicago (Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604) and Los Angeles (5757 Wilshire Blvd., Suite 500 East, Los Angeles, California 90036-3648). Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, DC 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Corporation. The address of such Web site is (http://www.sec.gov).

Incorporation of Certain Documents by Reference

     The following documents filed with the Securities and Exchange Commission by the Corporation are incorporated herein by reference as of their respective dates as set forth therein:

      (a)  The Corporation's Form 10-KSB for the fiscal year
           ended December 31, 1997 filed April 3, 1998.
      (b)  The Corporation's Form 10-KSB/A for the fiscal year
           ended December 31, 1997 filed April 17, 1998.
      (c)  The Corporation's Form 10-QSB filed May 14, 1998.
      (d)  The Corporation's Form 10-QSB filed August 11, 1998.
      (e)  The Corporation's Form 10-QSB filed November 10,
           1998.

      (f)  The Corporation's Form S-8 POS filed May 27, 1998.
      (g)  The Corporation's Form S-8 filed June 18, 1998.
      (h)  The Corporation's Form S-8 POS filed June 23, 1998.
      (i)  The Corporation's Form S-8 POS filed August 31, 1998.
      (j)  The Corporation's Form S-8 POS filed September 14,
           1998.
      (k)  The Corporation's Form NT 10-K filed March 27, 1998.

     All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which registers all such securities remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     The Corporation will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all documents described above (other than exhibits to such documents). Such requests should be addressed to:

     Investor Relations
     Net Lnnx, Inc.
     324 Datura Street, Suite 200
     West Palm Beach, FL 33401
     (561) 659-1196

Report to Shareholders

     The Corporation furnishes its stockholders with annual reports containing consolidated financial statements that have been examined and reported upon, with an opinion expressed by independent certified public accountants, and quarterly reports containing unaudited summaries of financial information for the first three quarters of each fiscal year.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation.
This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to the date hereof.

The date of this Prospectus is January 20, 1999.

Risk Factors

     The securities being offered hereby involve a high degree of risk. Prior to making an investment, prospective investors should carefully consider the following factors inherent in and affecting an investment in the Corporation and this offering.

Operating History

     The Corporation as of the date hereof, conducts virtually no business operations, other than its efforts to seek merger or acquisition candidates. On December 31, 1997, the Corporation underwent a change of control. As of January 31, 1997, new management has sold all of the Corporation's operating subsidiaries. As a result, the Corporation has no business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in the Corporation. As of the date of this Prospectus, the Corporation has not entered into any definitive arrangement to purchase any assets or businesses.

Shell Corporation

     The Corporation does not have any specific business operations, therefor, an investment in the shares involves an extremely high degree of risk. The Corporation's present business is to search for merger or acquisition candidates. As of the date of this Prospectus, the Corporation has not entered into any definitive arrangement to purchase any assets or businesses. Investors in the Corporation have no control over the decision making relating to such. Shareholders will be unable to pass upon the merits of transactions that the Corporation may ultimately make. Also, the Corporation cannot estimate the time that it may take in its search for merger or acquisition candidates. Such a search may be time consuming and such potential delays should be considered by investors prior to the purchase of any stock in this offering.



Dependence on Officers and Directors

     The Corporation is presently dependent upon its officers and directors and their efforts to seek merger or acquisition candidates. In the event the Corporation should lose the services of any of these officers or directors, the Corporation could be adversely affected.

Conflicts of Interest

     The officers and directors of the Corporation may engage in other business activities similar and dissimilar to those engaged in by the Corporation. To the extent that such persons engage in such other activities, they will have possible conflicts of interest in diverting opportunities to other companies, entities or persons with which they are or may be associated or have an interest, rather than diverting such opportunities to the Corporation. Such potential conflicts of interest include, among other things, time, effort and corporate opportunity involved in their participation in other business transactions. As no policy has been established for the resolution of such a conflict, the Corporation may be adversely affected should such officers or directors choose to place their other business interests before those of the Corporation. No assurance can be given that such potential conflicts of interest will not cause the Corporation to lose potential opportunities.

Possible Issuance of Additional Shares

     The Corporation's Board of Directors has the power to issue any or all of such additional shares without shareholder approval. Management presently anticipates that it may choose to issue such shares to acquire businesses in the future, although the Corporation presently has no binding commitments, contracts or intentions to issue any additional shares of Common Stock. Potential investors should be aware that any such stock issuances may result in a reduction of book value or market price, if any, of the outstanding shares. If the Corporation issues any additional shares of Common Stock, such issuance will reduce the proportionate ownership and voting power of each shareholder. Further, any new issuance of shares may result in a change of control of the Corporation.

Possible Change in Control and Management

     The successful completion of a merger or acquisition may result in a change of control of the Corporation. This could result from the issuance of a large percentage of the Corporation's authorized Common Stock or the sale by the selling shareholder of all or a portion of his stock or a combination of both. Any such change in control may also result in the resignation or removal of the Corporation's present officers and directors. If there is a change in management, no assurance can be given as to the experience or qualification of such persons, either in the operation of the Corporation's activities or in the operation of the business, assets or property being acquired.

Intense Competition

     Numerous companies and individuals are engaged in the business of searching for and acquiring assets and businesses, and such business activity is intensely competitive. Many of the Corporation's competitors will have vastly greater resources, personnel, technical know-how, and financial capacity than the Corporation. Accordingly, there can be no assurance that the Corporation will be able to effectively compete with its many competitors.

Taxation

     In the course of any acquisition or merger the Corporation may undertake, a substantial amount of attention will be focused upon federal and state tax consequences to both the Corporation and the "target" company. Presently, under the provisions of federal and various state tax laws, a qualified reorganization between business entities will generally result in tax-free treatment to the parties to the reorganization. While the Corporation expects to undertake any merger or acquisition so as to minimize federal and state tax consequences to both the Corporation and the "target" company, there is no assurance that such business combination will meet the statutory requirements of a reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes which may have a substantial adverse effect on the Corporation.

Over-The-Counter Trading Market

     Presently, the Corporation trades its Common Stock in the over-the-counter trading market, which is a less liquid market than the higher volume stock exchanges. Therefore, purchasers of the Corporation's Common Stock may experience difficulty in selling their shares, and therefore may be unable to readily liquidate their investment in the Common Stock.

Lack of Dividends

     To date, the Corporation has not paid any dividends on its Common Stock, and does not foresee paying any dividends in the near future. There can be no assurance that the Corporation's financial condition will ever permit the payment of dividends.

Selling Security Holders

     The securities registered herein have been offered for the account of the following security holder:


                                   Amount of      Amount of        Amount and
                                   securities     securities       percentage
                                   owned          offered          owned
Holder                Position     prior to       for seller's     after
                                   the offering   account          offering

Ronald W. Hayes, Jr.  Pres./Dir.   288,700        26,341          262,359(9.96%)

William R. Colucci    V.Pres/Dir.  135,500        10,000          125,500(4.76%)



Plan of Distribution

     The securities are to be offered through the selling efforts of brokers on Mr. Hayes' and Mr. Colucci's behalf at standard commission charges.

Description of Common Stock

     The Corporation is authorized to issue 20,000,000 shares of Common Stock, no par value. Each share of Common Stock is entitled to share pro rata in dividends and distributions, if any, with respect to the Common Stock, when and if declared by the Board of Directors, from funds legally available therefor. No holder of any shares of Common Stock has any preemptive or similar right to subscribe for any securities of the Corporation. Upon liquidation, dissolution or winding up of the Corporation and after payment of creditors, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock have equal voting rights and have one vote per share in all matters to be voted upon by the shareholders, except cumulative voting is permitted for the election of directors.

Interests of Named Experts and Counsel.

Experts

     The audited financial statements and schedules incorporated by reference from the Corporation's Form 10-KSB for the fiscal year ended December 31, 1997 and incorporated herein by reference were examined and reported upon by independent certified public accountants. Such financial statements are incorporated herein in reliance upon the report of that firm and upon their authority as experts in accounting and auditing.

Indemnification of Officers and Directors

     Section 1741 of the Pennsylvania Business Corporation Statutes provides Pennsylvania business corporations the power, unless otherwise restricted in its bylaws, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exemption From Registration Claimed

     Not Applicable.

Exhibits

      1.   Consents of experts and counsel.

Undertakings.

     The undersigned Registrant hereby undertakes to:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933 ("Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 11 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on January 20, 1999.

                               Net Lnnx, Inc.



                               By:/s/Ronald W. Hayes, Jr.
                                  Ronald W. Hayes, Jr.,
President

     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 11 to the registration statement has been signed by the following persons in the capacities and on the date indicated.

  By:/s/Ronald W. Hayes, Jr.
     Ronald W. Hayes, Jr., President, Director
     January 20, 1999

  By:/s/William R. Colucci
     William R. Colucci, Director, Executive V.P.
     January 20, 1999

                             PART III
                         INDEX TO EXHIBITS

EXHIBIT NUMBER  EXHIBIT                                 PAGE

      23        Consents of experts and counsel.         E-1